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Contact:Kathleen Campbell, Marketing Director                                                                                First Citizens National Bank
570-662-0422                                                                                                                                   15 S. Main Street
570-662-8512 (fax)                                                                                                                            Mansfield, PA 16933

First Citizens Reports Second Quarter Earnings

MANSFIELD, PENNSYLVANIA - Citizens Financial Services, Incorporated (OTC BB: CZFS) President Richard E. Wilber has released its financial performance through June 30, 2002.Earnings for quarter ending June 30, 2002, were $1,331,000 as compared to $1,275,000 for the prior quarter, representing a 4.4% increase.

Total assets for First Citizens were $430.6 million, an increase of 2.7% over March 31, 2002 and 2.3% over December 31, 2001.Total deposits are $377.5 million while total loans are $285.2 million - an increase of 3.5% and 2.2% respectively during this quarter.

Earnings for the first half of 2002 were $2.6 million, a 42.6% increase over the comparable period in 2001.The primary drivers to improvement were net interest income (resulting from interest rates that are at the lowest level in 40 years), along with non-interest income.

Earnings per share in the current quarter were 48 cents versus 46 cents in the previous quarter and 37 cents in the comparable quarter 2001.Total stockholders' equity is $35.7 million as compared to $31.9 million one year ago - a 12% improvement.The market price per share is approximately $17.60 - a 27.5% increase over the $13.80 one year ago.Similarly, the return on equity during the past six months was 16% as compared to 12% on the comparable period in 2001.

President Richard E. Wilber stated, "We are very proud of the results we received from a recent satisfaction survey conducted with our retail customers.The purpose of the survey was to better understand the attributes they desire from a financial services provider and how well we fulfill these attributes.First Citizens received an overall satisfaction rating of 4.51 on a five-point scale (5 being very satisfied).Most importantly, and in the words of the research firm, 'First Citizens is most acclaimed for its staff.The staff was not only the highest rated of all attributes with a rating of 4.76%, but it was also mentioned most often in unaided questioning as the greatest strength of the bank.'We applaud all First Citizens employees for placing customer service as their highest priority."

Citizens Financial Services, Inc., has over 1,500 shareholders, the majority of whom reside in Potter, Tioga, and Bradford Counties where their 15 offices are located.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

Financial Highlights (In thousands, except per share data.)

(Unaudited)

	2002	2001
Six Months Ended June 30
Net income	$2,606	$1,828
Comprehensive income	3,262	2,215
Per common share data:
Earnings per share	0.93	0.65
Cash dividends declared	0.335	0.315
Performance ratios:
Return on average assets	1.24%	.89%
Return on average equity	15.79%	11.97%

Three Months Ended June 30
Net income	$1,331	$1,037
Per common share data:
Earnings per share	0.48	0.37
Cash dividends declared	0.17	0.16
Performance ratios:
Return on average assets	1.25%	.99%
Return on average equity	15.94%	13.47%

At June 30
Assets	$430,636	$424,163
Investment securities:
Available-for-sale	105,839	104,272
Loans (net of unearned income)	285,175	267,490
Allowance for loan losses	3,409	3,050
Deposits	377,468	377,298
Stockholders' equity	35,713	31,891
Non-performing assets	2,639	2,647
Average leverage ratio	6.10%	5.34%
Per common share data:
Book value	$12.76	$11.50
Market value (average of bid/ask price)	17.60	13.80
Market price to book value ratio	137.93%	120.00%